QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.8

BUSINESS BANCORP

NOTICE OF VOTING OPPORTUNITY
AT THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON
JANUARY    , 2004

        To the participants in the Business Bank of California Retirement Savings Plan (the "401(k)"):

        A special meeting of the shareholders of Business Bancorp will be held at the Hilton Hotel near the Oakland Airport, One Hegenberger Road, Oakland, California on January    , 2004, at             a.m. Pacific Time and at any adjournment or adjournments of the special meeting, with respect to the following matter and such other matters that properly come before the special meeting:

    To consider and vote on the adoption of the merger agreement among UnionBanCal Corporation, Union Bank of California, N.A., Business Bancorp and Business Bank of California, as described in the proxy statement/prospectus that accompanies this Notice.

        Voting Directions.    Because shares of Business Bancorp common stock are credited to your account under the 401(k), you have the right to direct Bankers Trust Company N.A., which is the trustee of the 401(k), (the "Trustee") how you vote the shares credited to your account at the special meeting of shareholders on the proposal.

        How to Vote.    The Trustee is the owner of record of the shares of Business Bancorp common stock held for your account under the 401(k). As such, the Trustee is the only one who can vote the shares held in the 401(k), but the Trustee will vote the shares credited to your 401(k) account in accordance with your instructions. You may use the enclosed Proxy Card to convey to the Trustee your voting instructions. Your voting instructions are to be sent to Principal Financial Group, the outside administrator for the 401(k), which will assist the Trustee in processing them. The Trustee and the outside administrator will keep your individual instructions confidential.

        Voting Shares Credited to Your Account under the 401(k).    To vote shares of Business Bancorp common stock credited to your account under the 401(k), please instruct the Trustee by completing, executing and returning the attached Proxy Card to the address indicated below. The Trustee with the assistance of the outside administrator will tabulate the votes in accordance with your instructions and will vote the shares of Business Bancorp common stock held in the 401(k) accordingly. A proxy statement/prospectus describing the proposal to be voted upon at the meeting has been delivered to you with the Notice. Pursuant to the terms of the 401(k), you are entitled to direct the vote of shares credited to your account with respect to the proposal. You should review this proxy statement/prospectus before completing your Proxy Card. An envelope to return your Proxy Card is enclosed. Please note that this request for voting instructions is separate from any proxy request you may receive with respect to any direct holdings you may have in Business Bancorp common stock outside of the 401(k).

        If the Proxy Card is properly completed, signed and returned, the shares allocated to your account under the 401(k) will be voted in accordance with your direction. Please note the following:

  •
  If your Proxy Card is signed and returned without a voting direction, your shares will be voted in the same proportion as all the shares held by the 401(k) for which voting instructions have been received.

  •
  If your Proxy Card is not returned or is returned unsigned, your shares will be voted in the same proportion as all the shares held by the 401(k) for which voting instructions have been received.

  •
  Additionally, if you direct the Trustee to abstain from voting, your shares will not be voted if your proxy card is properly signed and indicates that you wish to abstain from voting.

  •
  Participants may revoke their voting instructions by executing and delivering to the Trustee through Principal Financial Group, the outside administrator a revised duly executed Proxy Card or written instruction no later than [            ], 2004.

        Confidentiality of Vote.    Your voting decision with respect to the Business Bancorp common stock credited to your account under the 401(k) will be kept confidential and will not be provided to Business Bancorp, Business Bank of California, UnionBanCal Corporation or Union Bank of California, N.A. Bankers Trust Company N.A., as Trustee, and Principal Financial Group, the outside administrator, will tabulate the votes and are responsible for ensuring compliance with these confidentiality procedures. Your Proxy Card should be returned to:

    Principal Financial Group
    P.O. Box 8600
    Waterloo, IA 50704
    Attn: Dana Alderson

        The Trustee and outside administrator must have ample time to tabulate votes and to deliver to the Business Bancorp the aggregate votes on behalf of the participants of the 401(k) on or before the date of the special shareholders' meeting. The special shareholders' meeting will take place on January    , 2004, at                         a.m. Pacific Time. Your Proxy Card should be received by Principal Financial Group no later than January    , 2004. You may change your voting instructions by executing and delivering a revised duly executed Proxy Card or written instructions to the Principal Financial Group no later than [                        ], 2004.

QuickLinks

BUSINESS BANCORP NOTICE OF VOTING OPPORTUNITY AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY , 2004